AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 2003

                     REGISTRATION STATEMENT NOS. 333-102173, 333-102173-01,
                                                 333-102173-02 AND 333-102173-03

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------
                                 POST-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

         FPL GROUP, INC.                         FLORIDA                     59-2449419
      FPL GROUP CAPITAL INC                      FLORIDA                     59-2576416
    FPL GROUP CAPITAL TRUST I                    DELAWARE                    71-6208698
   FPL GROUP CAPITAL TRUST II                    DELAWARE                    71-6208700
(Exact name of each registrant as    (State or other jurisdiction of     (I.R.S. Employer
    specified in its charter)         incorporation or organization)    Identification No.)

                                ----------------

                             700 Universe Boulevard
                            Juno Beach, Florida 33408
                                 (561) 694-4000
    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                ----------------

    Dennis P. Coyle, Esq.              Thomas R. McGuigan, P.A.         Robert J. Reger, Jr., Esq.
General Counsel and Secretary          Steel Hector & Davis LLP          Thelen Reid & Priest LLP
       FPL Group, Inc.               200 South Biscayne Boulevard            875 Third Avenue
   700 Universe Boulevard                     Suite 4000                 New York, New York 10022
  Juno Beach, Florida 33408              Miami, Florida 33131                 (212) 603-2000
       (561) 694-4000                       (305) 577-7000
     (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                                ----------------

     It is respectfully requested that the Commission also send copies of all notices, orders and communications to:

                             Richard L. Harden, Esq.
                              Hunton & Williams LLP
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 309-1000

                                ----------------

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS.

**1(a)  - Form of Underwriting Agreement for the Offered Securities (other than
          Preferred Trust Securities and related securities.)

**1(b)  - Form of Underwriting Agreement with respect to Preferred Trust
          Securities.

**4(a)  - Restated Articles of Incorporation of FPL Group dated December 31,
          1984, as amended through December 17, 1990 (filed as Exhibit 4(a) to Post-Effective Amendment No. 5 to Form S-8, File No. 33-18669).

**4(b)  - Amendment to FPL Group's Restated Articles of Incorporation dated June
          27, 1996 (filed as Exhibit 3 to Form 10-Q for the quarter ended June 30, 1996, File No. 1-8841).

**4(c)  - Bylaws of FPL Group as amended February 12, 2001 (filed as Exhibit
          3(ii)a to Form 10-K for the year ended December 31, 2000, File No. 1-8841).

**4(d) - Form of Rights Agreement, dated as of July 1, 1996, between FPL Group and EquiServe Trust Company, N.A. as successor to Fleet National Bank (formerly known as The First National Bank of Boston) as Rights Agent (filed as Exhibit 4 to Form 8-K dated June 17, 1996, File No. 1-8841).

**4(e) - Second Amendment to Rights Agreement, dated as of December 26, 2002, between FPL Group and EquiServe Trust Company, N.A. as successor to Fleet National Bank (formerly known as The First National Bank of Boston) as the Rights Agent (filed as Exhibit 3 to Form 8-A/A dated January 3, 2003, File No. 1-8841).

**4(f)  - Articles of Incorporation of FPL Group Capital dated July 31, 1985
          (filed as Exhibit 3.1 to Registration Statement No. 33-6215).

**4(g)  - Bylaws of FPL Group Capital dated January 4, 1988 (filed as Exhibit
          4(b) to Registration Statement No. 33-69786).

**4(h) - Restated Articles of Incorporation of Florida Power & Light Company dated March 23, 1992 (filed as Exhibit 3(i)a to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(i)  - Amendment to Florida Power & Light Company's Restated Articles of
          Incorporation dated March 23, 1992 (filed as Exhibit 3(i)b to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(j)  - Amendment to Florida Power & Light Company's Restated Articles of
          Incorporation dated May 11, 1992 (filed as Exhibit 3(i)c to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(k)  - Amendment to Florida Power & Light Company's Restated Articles of
          Incorporation dated March 12, 1993 (filed as Exhibit 3(i)d to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(l)  - Amendment to Florida Power & Light Company's Restated Articles of
          Incorporation dated June 16, 1993 (filed as Exhibit 3(i)e to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(m)  - Amendment to Florida Power & Light Company's Restated Articles of
          Incorporation dated August 31, 1993 (filed as Exhibit 3(i)f to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(n)  - Amendment to Florida Power & Light Company's Restated Articles of
          Incorporation dated November 30, 1993 (filed as Exhibit 3(i)g to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(o)  - Bylaws of Florida Power & Light Company dated May 11, 1992 (filed as
          Exhibit 3 to Form 8-K dated May 1, 1992, File No. 1-3545).

**4(p) - Mortgage and Deed of Trust dated as of January 1, 1944, and One hundred and two Supplements thereto, between Florida Power & Light Company and Deutsche Bank Trust Company Americas, Trustee (the "Mortgage") (filed as Exhibit B-3, File No. 2-4845; Exhibit 7(a), File No. 2-7126; Exhibit 7(a), File No. 2-7523; Exhibit 7(a), File No. 2-7990; Exhibit 7(a), File No. 2-9217; Exhibit 4(a)-5, File No. 2-10093; Exhibit 4(c), File No. 2-11491; Exhibit 4(b)-1, File No. 2-12900; Exhibit 4(b)-1, File No. 2-13255; Exhibit 4(b)-1, File No.
          2-13705; Exhibit 4(b)-1, File No. 2-13925; Exhibit 4(b)-1, File No.
          2-15088; Exhibit 4(b)-1, File No. 2-15677; Exhibit 4(b)-1, File No.
          2-20501; Exhibit 4(b)-1, File No. 2-22104; Exhibit 2(c), File No. 2-23142; Exhibit 2(c), File No. 2-24195; Exhibit 4(b)-1, File No. 2-25677; Exhibit 2(c), File No. 2-27612; Exhibit 2(c), File No. 2-29001; Exhibit 2(c), File No. 2-30542; Exhibit 2(c), File No. 2-33038; Exhibit 2(c), File No. 2-37679; Exhibit 2(c), File No. 2-39006; Exhibit 2(c), File No. 2-41312; Exhibit 2(c), File No. 2-44234; Exhibit 2(c), File No. 2-46502; Exhibit 2(c), File No. 2-48679; Exhibit 2(c), File No. 2-49726; Exhibit 2(c), File No. 2-50712; Exhibit 2(c), File No. 2-52826; Exhibit 2(c), File No. 2-53272; Exhibit 2(c), File No. 2-54242; Exhibit 2(c), File No. 2-56228; Exhibits 2(c) and 2(d), File No. 2-60413; Exhibits 2(c) and 2(d), File No. 2-65701; Exhibit 2(c), File No. 2-66524; Exhibit 2(c),
          File No. 2-67239; Exhibit 4(c), File No. 2-69716; Exhibit 4(c), File No. 2-70767; Exhibit 4(b), File No. 2-71542; Exhibit 4(b), File No. 2-73799; Exhibits 4(c), 4(d) and 4(e), File No. 2-75762; Exhibit 4(c),
          File No. 2-77629; Exhibit 4(c), File No. 2-79557; Exhibit 99(a) to Post-Effective Amendment No. 5 to Form S-8, File No. 33-18669; Exhibit 99(a) to Post-Effective Amendment No. 1 to Form S-3, File No. 33-46076; Exhibit 4(b) to Form 10-K for the year ended December 31, 1993, File No. 1-3545; Exhibit 4(i) to Form 10-Q for the quarter ended June 30, 1994, File No. 1-3545; Exhibit 4(b) to Form 10-Q for the quarter ended June 30, 1995, File No. 1-3545; Exhibit 4(a) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended June 30, 1998, File No. 1-3545;
          Exhibit 4 to Form 10-Q for the quarter ended March 31, 1999, File No. 1-3545; Exhibit 4(f) to Form 10-K for the year ended December 31, 2000, File No. 1-3545; Exhibit 4(g) to Form 10-K for the year ended December 31, 2000, File No. 1-3545; and Exhibit 4(o), File No. 333-102169.

**4(q)  - Indenture, dated as of June 1, 1999, between FPL Group Capital and The
          Bank of New York, as Trustee (filed as Exhibit 4(a) to Form 8-K dated July 16, 1999, File No. 1-8841).

**4(r)  - Guarantee Agreement between FPL Group (as Guarantor) and The Bank of
          New York (as Guarantee Trustee) dated as of June 1, 1999 (filed as
          Exhibit 4(b) to Form 8-K dated July 16, 1999, File No. 1-8841).

**4(s) - Officer's Certificate of FPL Group Capital, dated June 29, 1999, creating the 6 7/8% Debentures, Series due June 1, 2004 (filed as
          Exhibit 4(c) to Form 8-K dated July 16, 1999, File No. 1-8841).

**4(t) - Officer's Certificate of FPL Group Capital, dated June 29, 1999, creating the 7 3/8% Debentures, Series due June 1, 2009 (filed as
          Exhibit 4(d) to Form 8-K dated July 16, 1999, File No. 1-8841).

**4(u) - Officer's Certificate of FPL Group Capital, dated September 7, 1999, creating the 7 5/8% Debentures, Series due September 15, 2006 (filed as Exhibit 4 to the Form 10-Q for the quarter ended September 30, 1999, File No. 1-8841).

**4(v) - Officer's Certificate of FPL Group Capital, dated May 11, 2001, creating the 6 1/8% Debentures, Series due May 15, 2007 (filed as
          Exhibit 4 to the Form 10-Q for the quarter ended June 30, 2001, File No. 1-8841).

**4(w) - Officer's Certificate of FPL Group Capital, dated February 4, 2002, creating the Series A Debentures due February 16, 2007 (filed as
          Exhibit 4(j) to the Form 10-K for the year ended December 31, 2001, File No. 1-8841).

**4(x) - Officer's Certificate of FPL Group Capital, dated June 12, 2002, creating the Series B Debentures due February 16, 2008 (filed as
          Exhibit 4(a) to the Form 10-Q for the quarter ended June 30, 2002, File No. 1-8841).

**4(y)  - Purchase Contract Agreement, dated as of February 1, 2002, between FPL
          Group and The Bank of New York, as Purchase Contract Agent and Trustee (filed as Exhibit 4(k) to the Form 10-K for the year ended December 31, 2001, File No. 1-8841).

**4(z)  - Purchase Contract Agreement, dated as of June 1, 2002, between FPL
          Group and The Bank of New York, as Purchase Contract Agent and Trustee (filed as Exhibit 4(b) to the Form 10-Q for the quarter ended June 30, 2002, File No. 1-8841).

**4(aa) - Pledge Agreement, dated as of February 1, 2002, by and among FPL
          Group, JPMorgan Chase Bank, as Collateral Agent, Custodial Agent and Securities Intermediary, and The Bank of New York, as Purchase Contract Agent (filed as Exhibit 4(l) to the Form 10-K for the year ended December 31, 2001, File No. 1-8841).

**4(ab) - Pledge Agreement, dated as of June 1, 2002, by and among FPL Group,
          JPMorgan Chase Bank, as Collateral Agent, Custodial Agent and Securities Intermediary, and The Bank of New York, as Purchase Contract Agent (filed as Exhibit 4(c) to the Form 10-Q for the quarter ended June 30, 2002, File No. 1-8841).

**4(ac) - Form of Officer's Certificate relating to the Offered Debt Securities, including form of Offered Debt Securities.

**4(ad) - Form of Purchase Contract Agreement.

**4(ae) - Form of Pledge Agreement.

**4(af) - Form of Remarketing Agreement.

**4(ag) - Trust Agreement and Certificate of Trust of FPL Group Capital Trust I.

**4(ah) - Trust Agreement and Certificate of Trust of FPL Group Capital Trust
          II.

**4(ai) - Form of Amended and Restated Trust Agreement.

**4(aj) - Form of Subordinated Indenture (For Unsecured Subordinated Debentures relating to Trust Securities) of FPL Group Capital.

**4(ak) - Form of Officer's Certificate relating to the Junior Subordinated
          Debentures, including form of Junior Subordinated Debentures.

**4(al) - Form of Preferred Trust Securities Guarantee Agreement, relating to the Preferred Trust Securities.

**4(am) - Form of Agreement as to Expenses and Liabilities relating to the Trust is contained in Exhibit D of Exhibit 4(ai) hereto.

**4(an) - Form of Preferred Trust Securities is contained in Exhibit C of
          Exhibit 4(ai) hereto.

*4(ao) - Officer's Certificate of FPL Group Capital, dated April 11, 2003, creating the 31/4% Debentures, Series due April 11, 2006.

**5(a)  - Opinion and Consent, dated March 18, 2003, of Steel Hector & Davis
          LLP, counsel to FPL Group, FPL Group Capital, FPL Group Capital Trust I and FPL Group Capital Trust II.

*5(a).1.- Opinion and Consent, dated April 11, 2003, of Steel Hector & Davis
          LLP, counsel to FPL Group and FPL Group Capital, with respect to the issuance by FPL Group Capital of 3 1/4% Debentures, Series due April 11, 2006, and the related guarantee of FPL Group.

**5(b)  - Opinion and Consent, dated March 18, 2003, of Thelen Reid & Priest
          LLP, co-counsel to FPL Group, FPL Group Capital, FPL Group Capital Trust I and FPL Group Capital Trust II.

*5(b).1.- Opinion and Consent, dated April 11, 2003, of Thelen Reid & Priest
          LLP, co-counsel to FPL Group and FPL Group Capital, with respect to the issuance by FPL Group Capital of 3 1/4% Debentures, Series due April 11, 2006, and the related guarantee of FPL Group.

**5(c)  - Opinion of Reed Smith LLP, special Delaware counsel to FPL Group, FPL
          Group Capital and FPL Group Capital Trust I.

**5(d)  - Opinion of Reed Smith LLP, special Delaware counsel to FPL Group, FPL
          Group Capital and FPL Group Capital Trust II.

**12    - Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit
          12(a) to Form 10-K of FPL Group for the year ended December 31, 2002, File No. 1-8841).

**23(a) - Independent Auditors' Consent of Deloitte & Touche LLP.

**23(b) - Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a)).

*23(b).1. - Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a).1.).

**23(c) - Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b)).

*23(c).1. - Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b).1.).

**23(d) - Consent of Reed Smith LLP (included in opinion, attached hereto as
          Exhibit 5(c)).

**23(e) - Consent of Reed Smith LLP (included in opinion, attached hereto as
          Exhibit 5(d)).

**24    - Powers of Attorney.

**25(a) - Statement of Eligibility on Form T-1 of The Bank of New York, as
          Guarantee Trustee with respect to Debt Securities Guarantee.

**25(b) - Statement of Eligibility on Form T-1 of The Bank of New York, as
          Indenture Trustee.

**25(c) - Statement of Eligibility on Form T-1 of The Bank of New York, as purchase contract agent.

**25(d) - Statement of Eligibility on Form T-1 of The Bank of New York, as
          Subordinated Indenture Trustee.

**25(e) - Statement of Eligibility on Form T-1 of The Bank of New York, as
          Property Trustee, with respect to the Amended and Restated Trust Agreement of FPL Group Capital Trust I.

**25(f) - Statement of Eligibility on Form T-1 of The Bank of New York, as
          Property Trustee, with respect to the Amended and Restated Trust Agreement of FPL Group Capital Trust II.

**25(g) - Statement of Eligibility on Form T-1 of The Bank of New York, as
          Preferred Trust Securities Guarantee Trustee, with respect to the Preferred Trust Securities Guarantee Agreement of FPL Group Capital Trust I.

**25(h) - Statement of Eligibility on Form T-1 of The Bank of New York, as
          Preferred Trust Securities Guarantee Trustee, with respect to the Preferred Trust Securities Guarantee Agreement of FPL Group Capital Trust II.

*Filed herewith.

**Previously filed.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, FPL Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 17th day of April, 2003.

                                        FPL GROUP, INC.


                                        By: /s/ Lewis Hay III*
                                           -------------------------------------
                                            Lewis Hay III
                                            Chairman of the Board, President,
                                            Chief Executive Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                           Title                                Date
---------                           -----                                ----

   /s/ Lewis Hay III*               Chairman of the Board, President,    April 17, 2003
------------------------------      Chief Executive Officer and
Lewis Hay III                       Director (Principal Executive
                                    Officer)


   /s/ Moray P. Dewhurst*           Vice President, Finance and Chief    April 17, 2003
------------------------------      Financial Officer (Principal
Moray P. Dewhurst                   Financial Officer)


   /s/ K. Michael Davis*            Controller and Chief Accounting      April 17, 2003
------------------------------      Officer (Principal Accounting
K. Michael Davis                    Officer)


   /s/ H. Jesse Arnelle*            Director                             April 17, 2003
------------------------------
H. Jesse Arnelle


   /s/ Sherry S. Barrat*            Director                             April 17, 2003
------------------------------
Sherry S. Barrat


                                    Director
------------------------------
Robert M. Beall, II


   /s/ J. Hyatt Brown*              Director                             April 17, 2003
------------------------------
J. Hyatt Brown


                                    Director
------------------------------
James L. Camaren


                                    Director
------------------------------
Armando M. Codina




Signature                           Title                                Date
---------                           -----                                ----


   /s/ Willard D. Dover*            Director                             April 17, 2003
------------------------------
Willard D. Dover


                                    Director
------------------------------
Alexander W. Dreyfoos Jr.


   /s/ Paul J. Evanson*             Director                             April 17, 2003
------------------------------
Paul J. Evanson


   /s/ Frederic V. Malek*           Director                             April 17, 2003
------------------------------
Frederic V. Malek


   /s/ Paul R. Tregurtha*           Director                             April 17, 2003
------------------------------
Paul R. Tregurtha


   /s/ Frank G. Zarb*               Director                             April 17, 2003
------------------------------
Frank G. Zarb


*By: /s/ Dennis P. Coyle
     ------------------------------------------
         Dennis P. Coyle, Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, FPL Group Capital Inc certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 17th day of April, 2003.

                                        FPL GROUP CAPITAL INC


                                        By: /s/ Lewis Hay III*
                                            ------------------------------------
                                            Lewis Hay III
                                            President, Chief Executive Officer
                                            and Director

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                           Title                                  Date
---------                           -----                                  ----

   /s/ Lewis Hay III*               President, Chief Executive Officer     April 17, 2003
------------------------------      and Director (Principal Executive
Lewis Hay III                       Officer)


   /s/ Moray P. Dewhurst*           Senior Vice President, Finance,        April 17, 2003
------------------------------      Chief Financial Officer and Director
Moray P. Dewhurst                   (Principal Financial Officer)


   /s/ K. Michael Davis*            Controller and Chief Accounting        April 17, 2003
------------------------------      Officer (Principal Accounting
K. Michael Davis                    Officer)


   /s/ Paul I. Cutler*              Director                               April 17, 2003
------------------------------
Paul I. Cutler


*By: /s/ Dennis P. Coyle
     ------------------------------------------
         Dennis P. Coyle, Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, FPL Group Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 17th day of April, 2003.

                                        FPL GROUP CAPITAL TRUST I


                                        By: /s/ Paul I. Cutler
                                            ------------------------------------
                                            Name:  Paul I. Cutler
                                            Title: Administrative Trustee

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, FPL Group Capital Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 17th day of April, 2003.

                                        FPL GROUP CAPITAL TRUST II


                                        By: /s/ Paul I. Cutler
                                            ------------------------------------
                                            Name:  Paul I. Cutler
                                            Title: Administrative Trustee

                                  EXHIBIT INDEX

4(ao)   - Officer's Certificate of FPL Group Capital, dated April 11, 2003, creating the 31/4% Debentures, Series due April 11, 2006.

5(a).1. - Opinion and Consent, dated April 11, 2003, of Steel Hector & Davis
          LLP, counsel to FPL Group and FPL Group Capital, with respect to the issuance by FPL Group Capital of 3 1/4% Debentures, Series due April 11, 2006, and the related guarantee of FPL Group.

5(b).1. - Opinion and Consent, dated April 11, 2003, of Thelen Reid & Priest
          LLP, co-counsel to FPL Group and FPL Group Capital, with respect to the issuance by FPL Group Capital of 3 1/4% Debentures, Series due April 11, 2006, and the related guarantee of FPL Group.

23(b).1. - Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a).1.).

23(c).1. - Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b).1.).